Exhibit 99.2

WDC Equity Investment by Unisplendour Corporation (Unis)

FAQ

1.	What is being announced today?

•	Western Digital is announcing a $3.775 billion equity investment by a subsidiary of China-based technology company Unisplendour Corporation Limited (Unis).

•	Under the terms of the agreement, Unis has agreed to purchase newly issued Western Digital common stock at a price of $92.50 per share.

•	The investment represents an approximately 15% non-controlling equity stake in Western Digital based on the number of issued and outstanding shares as of September 25, 2015, including 40,814,802 newly issued shares.

•	Unis will have the right to nominate one representative to the Western Digital board of directors and will be subject to a five-year position standstill and voting restrictions. The board representative right terminates if Unis’s ownership falls below 10%.

2.	Who is Unis?

•	Unis is a respected, publicly-traded Chinese company. It has been trading on the Shenzhen exchange since 1999, with its largest single shareholders being Tsinghua University and its subsidiaries.

•	Unis has a positive track-record of working with other global technology companies, including Intel and HP.

•	Intel made a $1.5 billion investment in Unis in September 2014.

•	As announced in May 2015, Unis is also seeking a $2.3 billion acquisition of 51% of HP’s H3C business which operates primarily in China.

3.	What is Western Digital going to do with the proceeds from the investment?

•	Capital from the investment will be used to strengthen Western Digital’s balance sheet, provide financial flexibility and pursue long-term strategic growth initiatives, in the United States and abroad.

4.	Will this infusion of cash change your capital allocation policy?

•	There is no change to the company’s capital allocation policy in connection with this investment.

5.	What are Unis’s voting restrictions?

•	As a shareholder of Western Digital, Unis will be obligated to vote its shares in accordance with Western Digital’s board recommendation on multiple significant matters.

•	Unis’s board member will be restricted from participating in discussions that involve government contracts, sales or products and services, and other such sensitive matters.

6.	When is the transaction expected to close?

•	The regulatory approval process after execution could take between 45-90 days, or potentially longer. Therefore, we expect the transaction to close late this calendar year or 1st quarter 2016.

7.	Is there a shareholder vote required by Western Digital shareholders?

•	No, a shareholder vote is not required by Western Digital shareholders.

8.	How does this investment impact existing shareholders?

•	The investment by Unis is a significant opportunity to create long-term value for our shareholders.

•	We believe our shareholders will greatly benefit from our strengthened balance sheet, financial flexibility and long-term strategic growth initiatives as a result of this investment.

9.	Are there anticipated hurdles related to this transaction?

•	The investment is subject to certain customary closing conditions, including regulatory approvals and filings and approval of the investment by Unis’s shareholders.

•	The 15% ownership stake is non-controlling, so we do not believe it is subject to CFIUS review. However, we will be filing with CFIUS out of an abundance of caution.

10.	Are Western Digital’s IP and trade secrets protected?

•	Yes. Unis will not have any day-to-day or operational control over Western Digital, nor will it control, own or manage Western Digital IP or technology.

•	While Unis would have the right to nominate one board member, that board member would be restricted from participating in discussions that involve government contracts, sales, or products and services and other such sensitive matters.

11.	What are the tax implications of Unis’s investment in Western Digital?

•	There will be no tax impact to Western Digital.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those concerning Unis’s investment in Western Digital (the “transaction”), what Western Digital intends to do with the proceeds from the transaction, the expected benefits and other impacts resulting from the transaction, Western Digital’s cash allocation policy, when the transaction is expected to close, and the anticipated tax implications of the transaction. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: the possibility that transaction may not close within the anticipated timeframe or at all; the expected benefits and other impacts resulting from the transaction may not materialize as expected; volatility in global economic conditions; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling prices; the availability and cost of commodity materials and specialized product components; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; actions by competitors; and other risks and uncertainties listed in Western Digital’s filings with the Securities and Exchange Commission, including Western Digital’s Annual Report on Form 10-K filed on Aug. 21, 2015. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and neither Western Digital nor Unis undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.